CONTINGENT COMPENSATION AGREEMENT

     This Contingent Compensation Agreement (this “Agreement”) is made and entered into on the 1st day of April, 2004 (“Effective Date”) by and between Old Lyme Insurance Company Ltd. (“OLIC”), a Bermuda corporation, and Program Brokerage Corporation, a Delaware corporation (“PBC”).

     WHEREAS, upon the closing (the “Closing”) of the transactions contemplated by the Stock Purchase Agreement dated as of April 1, 2004, entered into by and between Fairfax Inc., a Wyoming corporation, and Old Lyme Insurance Group, Ltd., (the “Stock Purchase Agreement”), OLIC will be a direct, wholly owned subsidiary of Old Lyme Insurance Group, Ltd. (“OLIG”);

     WHEREAS, OLIC desires to act as a reinsurance company on Programs (defined in Article I below) developed by PBC and other business placed by PBC; and

     WHEREAS, PBC desires to continue offering Programs and other business to various insurance carriers for whom OLIC desires to provide reinsurance; and

     WHEREAS, OLIC desires to incentivize PBC to develop and produce Programs and market them to insurers to whom OLIC desires to provide reinsurance; and

     WHEREAS, OLIC desires to compensate PBC, for business produced by PBC and assumed by OLIC if, and for so long as, such business is profitable, subject to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, OLIC and PBC agree as follows:

ARTICLE I

DEFINITIONS

A.	Capitalized terms used herein shall have the meanings set forth below:

“Accident Year” means the period from: April 1, 2004 to December 31, 2004, and then January 1 to December 31 each year thereafter. The presentation of underwriting results for an Accident Year represents Earned Premiums and Incurred Losses on all claims arising from occurrences during such period.

“Acquisition Costs” means commission expenses, fronting fees or other such charges paid or payable by OLIC to PBC in connection with direct business placed by PBC with OLIC or to any insurers from which OLIC is assuming business in connection with a Program managed by PBC or individual policies placed by PBC, including the Commission (as defined therein).

“Contingent Compensation” means sixty five percent (65%) of the Underwriting Profit or Underwriting Loss for each Accident Year.

“Contingent Compensation Statement” means the written report to be prepared by OLIC reporting the Underwriting Profit or Underwriting Loss and the Contingent Compensation as of the end of each calendar quarter and Accident Year. The Contingent Compensation Statement shall be substantially in the form attached hereto as Exhibit A.

“Earned Premiums” means gross earned premium net of return premium, less ceded reinsurance premiums earned by OLIC from business produced by PBC to unaffiliated carriers and assumed by OLIC during the Accident Years.

“General and Administrative Expenses” means all expenses incurred by OLIC including, but not limited to, premium taxes, salaries, rent, utilities, furniture, fixtures, inspection fees, information technology, telecommunications, postage, boards and bureaus, licenses, legal and auditing expenses, administrative services fees, provisions for or write-offs of uncollectible premiums and reinsurance recoverables to the extent not recorded as a reduction of Earned Premiums or increase in Incurred Losses, and all other overhead. Without limiting the generality of the foregoing, “General and Administrative Expenses” shall include any costs, fees, expenses, judgments, settlements or other charges to OLIC arising from claims by any third parties in connection with the business produced by PBC to unaffiliated carriers and assumed by OLIC, but shall not include: (i) the Management Fee paid by OLIC to OLIG, pursuant to the Management Agreement between OLIC and OLIG, dated April 1, 2004; and (ii) the fees charged by Jenkens & Gilchrist Parker Chapin LLP relating to forming and funding OLIG and negotiating and drafting the purchase agreement related to OLIG’s purchase of Old Lyme Insurance Co., Ltd.

“Incurred Losses” means all losses and allocated and unallocated loss adjustment expenses paid and incurred, including IBNR (net of reinsurance), relating to business placed by PBC with unaffiliated carriers and assumed by OLIC. The IBNR included in the Incurred Losses shall be calculated by OLIC and reviewed by an independent third-party actuary on an annual basis.

“Program” means a type or structure of coverage(s) offered to a number of like policyholders.

“Underwriting Loss” has the meaning set forth in Article II(B)(1) hereof.

“Underwriting Profit” has the meaning set forth in Article II(B)(1) hereof.

ARTICLE II

CONTINGENT COMPENSATION

A.	Contingent Compensation Payments. OLIC shall pay to PBC an amount equal to the Contingent Compensation as calculated on the basis of statutory income or loss, in accordance with Section B of this Article II.

B.	Contingent Compensation Calculations; Timing of Payments.

1.	The Underwriting Profit of OLIC relating to the business produced by PBC shall be determined on an Accident Year basis, and shall be an amount equal to: Earned Premiums less the sum of (i) Incurred Losses; (ii) Acquisition Costs; and (iii) General and Administrative Expenses. In the event that such calculation results in a value less than zero, such amount shall be referred to as the “Underwriting Loss.”

2.	OLIC shall pay to PBC the Contingent Compensation calculated in accordance with paragraph 3 of this Section B attributable to business produced by PBC to unaffiliated carriers, having an inception date on or after April 1, 2004, and assumed by OLIC. If the sum of the Underwriting Profits or Underwriting Losses of all open Accident Years for all lines is a net Underwriting Loss as of the end of the applicable calculation period, there shall be no payment due to PBC by OLIC and the amount of any such net Underwriting Loss shall be carried forward and applied against any Underwriting Profit reported on the Contingent Compensation Statement of succeeding periods until offset in full by a subsequent Underwriting Profit.

3.	The Contingent Compensation shall be calculated and payable as set forth below:

(a)	Within forty-five (45) days following the end of the first calendar year in respect of each Accident Year: twenty-five percent (25%) of the Contingent Compensation reported on the Contingent Compensation Statement for such period.

(b)	Within ninety (90) days following the end of the second calendar year in respect of each Accident Year: the product of (x) the most recent Contingent Compensation calculation, and (y) 0.50, less (z) the sum of all payments made pursuant to Item (i) above; provided, however, that, after reduction for net Underwriting Losses carried forward as provided herein, such calculation produces an Underwriting Profit.

(c)	Within ninety (90) days following the end of the third calendar year in respect of each Accident Year: the product of (x) the most recent Contingent Compensation calculation, and (y) 0.75, less (z) the sum of all payments made pursuant to Item (i) above; provided, however, that, after reduction for net Underwriting Losses carried forward as provided herein, such calculation produces an Underwriting Profit.

(d)	Within ninety (90) days following the end of the fourth calendar year in respect of each Accident Year: the sum of (x) the most recent Contingent Compensation calculation, less (y) the sum of all payments made pursuant to Items (i) and (ii) above, subject to the application of any Underwriting Losses carried forward.

(e)	The Contingent Compensation for each Accident Year shall be recalculated as of each subsequent calendar year-end until such time as all claims have been settled and, in each instance, shall be payable within ninety (90) days following the end such calendar year-end.

(f)	Further Adjustments. If, at any time, the net payment due for all lines and Accident Years combined, valued at any December 31, is greater than the aggregate amount of the Contingent Compensation payments previously paid by OLIC in connection with the subject Accident Years, OLIC shall pay to PBC the additional amount. If the net payment due for all lines and Accident Years combined , valued at December 31, is less than the payments previously paid by OLIC in connection with the subject Accident Years, PBC shall pay the difference to OLIC.

(g)	Delivery of Information. The information necessary to prepare the Contingent Compensation Statement in respect of each Accident Year shall be delivered to OLIC, or to such affiliate of OLIC as OLIC may direct, no less than 15 days prior the date on which the Contingent Compensation to which such Statement relates is due to be paid.

(h)	Review of Contingent Compensation Calculations. PBC shall have the right to review each Contingent Compensation calculated by or on behalf of OLIC pursuant to this Article II.B and set forth in a Contingent Compensation Statement.

C.	Form and Method of Payments. All payments due hereunder shall be disbursed to PBC or OLIC, as the case may be, by wire transfer in immediately available funds to an account to be designated in writing by the party receiving such payment.

ARTICLE III

TERM AND TERMINATION

A.	Term and Termination Generally. Except as provided below, the term (the “Term”) of this Agreement shall be continuous unless (1) terminated by mutual agreement among the parties; or (2) terminated by either party upon twenty-four (24) months prior written notice to the other party; or (3) terminated by either party upon notice subsequent to a period of 30 days commencing upon such party’s providing the other party with detailed notice of breach during which the other party has not cured the breach. In the event of termination, the provisions of Article II hereof shall continue as to all business written under this Agreement prior to the effective date of termination.

B.	Termination by OLIC. OLIC may immediately, unless otherwise indicated, upon written notice to PBC, terminate this Agreement in whole or in part, for cause, which cause shall include, but shall not be limited to, the following:

(1)	either PBC, Kaye Group Inc. or any material subsidiary of Kaye Group Inc. becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against PBC, Kaye Group Inc. or any subsidiary of Kaye Group Inc. and remains undismissed for thirty (30) days (PBC shall immediately notify OLIC of the foregoing); or

(2)	PBC, or the owner of a controlling interest in PBC, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, all or substantially all of the stock or assets of PBC, or any entity controlling PBC, to a third party other than Hub International Limited (“Hub”)or its subsidiaries, without the the prior written consent of OLIC. PBC shall immediately notify OLIC of any such sale, exchange, transfer, assignment, consolidation or pledge; or

(3)	PBC fails to maintain the quality of services and obligations necessary to operate within this Agreement; or

(4)	PBC engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

(5)	PBC’s licenses or certificates of authority are cancelled, suspended, or are declined renewal by any regulatory body in a jurisdiction in which PBC offers Programs and such actions materially affect the Programs which OLIC reinsures in whole or in part; or

(6)	OLIC determines, in good faith, that PBC has otherwise materially breached any of its obligations hereunder.

C.	Termination by PBC. PBC may immediately, unless otherwise indicated, terminate this Agreement in whole or in part, for cause, which cause shall include, but not be limited to, the following:

(1)	OLIC institutes or acquiesces in the institution of any bankruptcy, financial reorganization, supervision, rehabilitation, conservationship or liquidation proceeding, or any such proceeding is instituted against OLIC and remains undismissed for thirty (30) days; or

(2)	OLIC’s license, certificate of authority or other eligibility is cancelled or declined renewal by any regulatory or quasi-regulatory body and such action materially affects OLIC’s ability to issue the reinsurance that forms the basis for this Agreement:

ARTICLE IV

MISCELLANEOUS PROVISIONS

A.	Cooperation. The parties shall cooperate in a commercially reasonable manner in order that the obligations of the parties hereunder will be effectively, efficiently and promptly discharged. OLIC shall, at all reasonable times, during its normal business hours, make available to PBC properly authorized personnel of OLIC for the purpose of consultation and decision and information as may be reasonably required by PBC. PBC shall: (i) promptly respond to any question from OLIC and persons authorized by it or by any regulator with respect to the accounts and records maintained in accordance with the terms of this Agreement; and (ii) assist and cooperate with OLIC’s auditors and regulators in the conduct of any audit or examination of OLIC’s financial condition and results of operations; and (iii) at all reasonable times, during its normal business hours, make available to OLIC properly authorized personnel of PBC for the purpose of consultation and decision and information as may be reasonably required by OLIC.

B.	Reasonableness. The parties will act reasonably and in good faith on all matters within the terms of this Agreement.

C.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by written consent of the parties hereto.

D.	Amendments and Waivers. This Agreement may be amended at any time by an agreement in writing between the parties. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

E.	Entire Agreement. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and there are no understandings between the parties as to the Services to be provided other than as expressed in this Agreement. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by all parties.

F.	No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

G.	Governing Law. This Agreement shall be interpreted and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions of such jurisdiction.

H.	Invalidity. Unless the invalidity or unenforceability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

I.	Dispute Resolution. In the event of an alleged breach of this Agreement or any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof (each, a “Dispute”), the parties agree to submit the disputes to JAMS in New York City, for non-binding mediation, the costs of which shall be borne equally by both parties.

In the event a Dispute is not resolved pursuant to the preceding paragraph, such Dispute shall be referred to a Board of Arbitration (the “Board”) of two (2) arbitrators and an umpire. The members of the Board shall be U.S. citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.

1.	One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

2.	The sittings of the Board shall take place in New York, New York, unless otherwise agreed by the parties hereto. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of evidence. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board’s hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

3.	Each party shall bear the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

J.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile transmission to the appropriate facsimile number or, if mailed, three days after the date of deposit in the United States mails, to the appropriate address.. Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

Notice to Program Brokerage Corporation.: Attn.: Marc I. Cohen, President 1065 Avenue of the Americas New York, NY 10018 Fax:917-934-4478

Notice to Old Lyme Insurance Company, Ltd.: Old Lyme Insurance Company, Ltd. Attn.: Michael P. Sabanos 1065 Avenue of the Americas New York, NY 10018 Fax: 917-934-4605

K.	Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

L.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.

OLD LYME INSURANCE COMPANY, LTD.

By: /s/   Michael Sabanos
       Name: Michael Sabanos
       Title:   Executive Vice President and Chief Financial Officer

PROGRAM BROKERAGE CORPORATION

By: /s/   Ivy Fischer
       Name: Ivy Fischer
       Title:   Secretary

EXHIBIT A

[form of Contingent Compensation Statement]